Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 February 22, 2011

Barclays Bank PLC Trigger Yield Optimization Notes

$• Notes linked to the common stock of Suncor Energy Inc. due August 31, 2011

$• Notes linked to the common stock of McDermott International, Inc. due August 31, 2011

$• Notes linked to the American depositary shares of Yanzhou Coal Mining Company  Limited due August 31, 2011

$• Notes linked to the common stock of Freeport-McMoRan Copper & Gold Inc. due August 31, 2011

Investment Description

Trigger Yield Optimization Notes (the “Notes”) are unsecured and unsubordinated notes issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the common stock or American depositary shares of a specific company (the “underlying stock”). The issue price of each Note will be equal to the closing price of the applicable underlying stock on the trade date (the “initial price”). On a monthly basis, Barclays Bank PLC will pay you a coupon regardless of the performance of the underlying stock. At maturity, Barclays Bank PLC will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the prospectus supplement under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Barclays Bank PLC for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, Barclays Bank PLC will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of Barclays Bank PLC for all payments under the Notes.

❑

Contingent Repayment of Principal at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, Barclays Bank PLC will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, Barclays Bank PLC will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates1

Trade Date	February 24, 2011
Settlement Date	February 28, 2011
Final Valuation Date[2]	August 25, 2011
Maturity Date[2]	August 31, 2011

[1]

Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These preliminary terms relate to four separate Trigger Yield Optimization Notes we are offering. Each of the four Notes is linked to the common stock or American depositary shares of a different company, and each of the four Notes has a different coupon rate, initial price and trigger price, as specified in the table below. The coupon rate, initial price and trigger price for each Note will be set on the trade date. The Notes will be offered at a minimum investment of the initial price, which will be determined on the trade date. Coupons will be paid monthly in arrears in 6 equal installments.

Underlying Stocks	Coupon Rate per Annum	Total Coupon Payable	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Suncor Energy Inc.	6.25% to 8.75%	3.125% to 4.375%	$•	80% of Initial Price	06741J877	US06741J8779
Common stock of McDermott International, Inc.	8.25% to 10.75%	4.125% to 5.375%	$•	80% of Initial Price	06741J851	US06741J8514
American depositary shares of Yanzhou Coal Mining Company Limited	7.50% to 10.00%	3.75% to 5.00%	$•	80% of Initial Price	06741J844	US06741J8449
Common stock of Freeport-McMoRan Copper & Gold Inc.	8.90% to 11.40%	4.45% to 5.70%	$•	75% of Initial Price	06741J869	US06741J8696

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
	Total	Per Security	Total	Per Security	Total	Per Security
Suncor Energy Inc.	$•	100%	$•	1.00%	$•	99.00%
McDermott International, Inc.	$•	100%	$•	1.00%	$•	99.00%
Yanzhou Coal Mining Company Limited	$•	100%	$•	1.00%	$•	99.00%
Freeport-McMoRan Copper & Gold Inc.	$•	100%	$•	1.00%	$•	99.00%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and these offerings. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the four different series of Trigger Yield Optimization Securities that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦

You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the Note.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing and able to hold the Notes to maturity, a term of 6 months, and accept that there may be little or no secondary market for the Notes.

♦

You would be willing to invest in the Notes if the coupon rate were set equal to the bottom of the applicable anticipated coupon rate range listed on the cover hereof (the actual coupon rate for each Note will be set on the trade date).

♦

You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar or exceed the downside price fluctuations of the underlying stock.

♦

You would be unwilling to invest in the Notes if the coupon rate were set equal to the bottom of the applicable anticipated coupon rate range listed on the cover hereof (the actual coupon rate for each Note will be set on the trade date).

♦	You are unable or unwilling to hold the Notes to maturity, a term of 6 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-5 of this free writing prospectus as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Notes.

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Common Terms for Each Offering of the Notes[1]

Issuer:	Barclays Bank PLC
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note:	Equal to the initial price (as defined below) of the underlying stock.
Term[2]:	6 months
Underlying Stock:	The common stock or American depositary share of a specific company, as set forth on the cover of this free writing prospectus.
Coupon Payment:

Coupon paid in arrears in six equal monthly installments based on the coupon rate per annum, regardless of the performance of the underlying stock.

The coupon rate per annum for the Notes linked to the common stock of Suncor Energy Inc. is expected to be between 6.25% to 8.75%, for a total coupon payable of 3.125% to 4.375%; the coupon rate per annum for the Notes linked to the common stock of McDermott International, Inc. is expected to be between 8.25% to 10.75%, for a total coupon payable of 4.125% to 5.375%; the coupon rate per annum for the Notes linked to the American depositary shares of Yanzhou Coal Mining Company Limited is expected to be between 7.50% to 10.00%, for a total coupon payable of 3.75% to 5.00%; and the coupon rate per annum for the Notes linked to the common stock of Freeport-McMoRan Copper & Gold Inc. is expected to be between 8.90% to 11.40%, for a total coupon payable of 4.45% to 5.70%. The actual coupon rate for each Note will be determined on the trade date.

1st Installment through 6th Installment:

For Notes linked to the common stock of Suncor Energy Inc.: between 0.5208% and 0.7291%

For Notes linked to the common stock of McDermott International, Inc.: between 0.6875% and 0.8958%

For Notes linked to the American depositary shares of Yanzhou Coal Mining Company Limited: between 0.6250% and 0.8333%

For Notes linked to the common stock of Freeport-McMoRan Copper & Gold Inc.: between 0.7416 and 0.9500%

Trigger Price:	A percentage of the initial price of the underlying stock, as specified on the first page of this free writing prospectus.
Payment at Maturity (per Note):

➢ If the final price of the underlying stock is not below the trigger price on the final valuation date, at maturity we will pay you an amount in cash equal to your principal amount.

➢ If the final price of the underlying stock is below the trigger price on the final valuation date, at maturity we will deliver to you one share of the underlying stock for each Note you own.

Closing Price:	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable underlying stock on the trade date.
Final Price:	The closing price of the applicable underlying stock on the final valuation date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Notes remains the same.

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Coupon Payment Dates

Coupons will be paid in arrears six equal monthly installments on the coupon payment dates listed below.

March 31, 2011	June 30, 2011
April 29, 2011	July 29, 2011
May 31, 2011	August 31, 2011

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement. The following discussion supplements the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and Barclays hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument (the “Deposit”) and a put option contract (the “Put Option”) in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component—Amounts treated as interest on the Deposit would be subject to general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers (that do not elect to accrue interest currently) would include interest into income upon receipt of such interest.

Put Option component—The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying equity if you receive (or are deemed to receive if the cash equivalent is paid) the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon Rate per Annum	Deposit Interest Component per Annum	Put Option Premium Component per Annum
Common stock of Suncor Energy Inc.	6.25% to 8.75%	•%	•%
Common stock of McDermott International, Inc.	8.25% to 10.75%	•%	•%
American depositary shares of Yanzhou Coal Mining Company Limited	7.50% to 10.00%	•%	•%
Common stock of Freeport-McMoRan Copper & Gold Inc.	8.90% to 11.40%	•%	•%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service Notice 2008-2 may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, Barclays intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets—Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion in the “Certain U.S. Federal Income Tax Considerations” section on page S-120 of the accompanying prospectus supplement and consult your tax advisor.

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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦

Risk of Loss at maturity—The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. Barclays Bank PLC will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, Barclays Bank PLC will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss—Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity—You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes—If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, Barclays Bank PLC will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, Barclays Bank PLC will deliver to you shares of the underlying stock at maturity, which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Credit of Issuer—The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

Single stock risk—The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of 1.00% per Note to the principals, agents and dealers in connection with the distribution of the Notes.

♦

There may be little or no secondary market for the Notes—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to sell your Notes, if at all, is likely to depend on the price, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

♦

Owning the Notes is not the same as owning the underlying stock—The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Notes will be successful—It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

Potential conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

Price prior to maturity—The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

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♦

Impact of fees on secondary market prices—Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, because the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential Barclays Bank PLC impact on market price of underlying stock—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of the Notes.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Antidilution adjustments—For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the share delivery amount and the trigger price for the underlying stock. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this free writing prospectus, the prospectus supplement or the applicable pricing supplement as necessary to achieve an equitable result.

♦

In some circumstances, the payment you receive on the Notes may be based on the common stock or American depositary shares of another company and not the underlying stock—Following certain corporate events relating to the issuer of the underlying stock where such issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC at maturity may be based on the common stock or American depositary shares of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity Barclays Bank PLC will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).

♦

Uncertain tax treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Certain U.S. Federal Income Tax Considerations” on page S-120 of the accompanying prospectus supplement and consult your tax advisor about your tax situation.

♦

Exchange rate risk—Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

♦

Risks associated with foreign securities markets—Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

There are important differences between the American depositary shares of Yanzhou Coal Mining Company and the ordinary shares of Yanzhou Coal Mining Company—There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, Yanzhou Coal Mining Company, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of Yanzhou Coal Mining Company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes linked to Yanzhou Coal Mining Company.

FWP-6

Hypothetical Examples

Hypothetical Examples—Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months

Coupon rate per annum**:	8.00% per annum (or $0.2333 per monthly period)

Total coupon payable:	4.00% over the term of the Notes

Initial price of the underlying stock:	$35.00 per share

Trigger price:	$28.00 (80.00% of the initial price)

Principal amount:	$35.00 per Note (set equal to the initial price)

Dividend yield on the underlying stock***:	2.00% per annum (1.00% over the term of the Notes)

*	Actual coupon rate and terms for each Note to be set on the trade date.
**	Coupon payment will be paid in arrears in 6 equal monthly installments during the term of the Notes on an unadjusted basis.
***	Dividend yield assumed received by holders of the hypothetical underlying stock during the term of the Notes.

Amounts in the table above and the examples below have been rounded for ease of analysis.

Scenario #1: The final price of the underlying stock is not below the trigger price of $28.00.

Because the final price of the underlying stock is not below the trigger price of $28.00, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) is less than 4.00%.

If the closing price of the underlying stock on the final valuation date is $35.00 (no change in the price of the underlying stock):

Payment at Maturity:	$35.00	($0.2333 × 6 = $1.40)
Coupon:	$1.40

Total	$36.40
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $45.50 (an increase of 30%):

Payment at Maturity:	$35.00
Coupon:	$1.40	($0.2333 × 6 = $1.40)

Total	$36.40
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $29.75 (a decline of 15%):

Payment at Maturity:	$35.00
Coupon:	$1.40	($0.2333 × 6 = $1.40)

Total	$36.40
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00% while the total return on the underlying stock is a loss of 14% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $28.00.

Because the final price of the underlying stock is below the trigger price of $28.00, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $15.75 (a decline of 55%):

Value of share received:	$15.75
Coupon:	$1.40	($0.2333 × 6 = $1.40)

Total	$17.15
Total Return on the Notes:	-51.00%

In this example, the total return on the Notes is a loss of 51.00% while the total return on the underlying stock is a loss of 54% (including dividends).

FWP-7

If the closing price of the underlying stock on the maturity date is $22.75 (a decline of 35%):

Value of share received:	$22.75
Coupon:	$1.40	($0.2333 × 6 = $1.40)

Total	$24.15
Total Return on the Notes:	-31.00%

In this example, the total return on the Notes is a loss of 31.00% while the total return on the underlying stock is a loss of 34% (including dividends).

FWP-8

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	6 months
Coupon rate per annum**:	8.00% per annum (or $0.2333 per monthly period)
Total coupon payable:	4.00% over the term of the Notes
Initial price:	$35.00 per share
Trigger price:	$28.00 (80.00% of the initial price)
Principal amount:	$35.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	2.00% per annum (1.00% over the term of the Notes

*	Actual coupon rate and terms for each Note to be set on the trade date.
**	Coupon payment will be paid in arrears in six equal monthly installments during the term of the Note on an unadjusted basis.
***	Dividend yield assumed received by holders of the underlying stock during the term of the Notes.

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)
$52.50	50.00%	51.00%	$36.40	4.00%	n/a	n/a
$50.75	45.00%	46.00%	$36.40	4.00%	n/a	n/a
$49.00	40.00%	41.00%	$36.40	4.00%	n/a	n/a
$47.25	35.00%	36.00%	$36.40	4.00%	n/a	n/a
$45.50	30.00%	31.00%	$36.40	4.00%	n/a	n/a
$43.75	25.00%	26.00%	$36.40	4.00%	n/a	n/a
$42.00	20.00%	21.00%	$36.40	4.00%	n/a	n/a
$40.25	15.00%	16.00%	$36.40	4.00%	n/a	n/a
$38.50	10.00%	11.00%	$36.40	4.00%	n/a	n/a
$36.75	5.00%	6.00%	$36.40	4.00%	n/a	n/a
$35.00	0.00%	1.00%	$36.40	4.00%	n/a	n/a
$33.25	-5.00%	-4.00%	$36.40	4.00%	n/a	n/a
$31.50	-10.00%	-9.00%	$36.40	4.00%	n/a	n/a
$29.75	-15.00%	-14.00%	$36.40	4.00%	n/a	n/a
$28.00	-20.00%	-19.00%	$36.40	4.00%	n/a	n/a
$26.25	-25.00%	-24.00%	n/a	n/a	$27.65	-21.00%
$24.50	-30.00%	-29.00%	n/a	n/a	$25.90	-26.00%
$22.75	-35.00%	-34.00%	n/a	n/a	$24.15	-31.00%
$21.00	-40.00%	-39.00%	n/a	n/a	$22.40	-36.00%
$19.25	-45.00%	-44.00%	n/a	n/a	$20.65	-41.00%
$17.50	-50.00%	-49.00%	n/a	n/a	$18.90	-46.00%
$15.75	-55.00%	-54.00%	n/a	n/a	$17.15	-51.00%
$14.00	-60.00%	-59.00%	n/a	n/a	$15.40	-56.00%
$12.25	-65.00%	-64.00%	n/a	n/a	$13.65	-61.00%
$10.50	-70.00%	-69.00%	n/a	n/a	$11.90	-66.00%
(1)	A trigger event does not occur if the final price of the underlying stock is not below the trigger price.
(2)	A trigger event occurs if the final price of the underlying stock is below the trigger price.
(3)

The final stock price is as of the final valuation date, if the final price of the underlying stock is not below the trigger price. If the final price of the underlying stock is below the trigger price, the final stock price is as of the final valuation date and the maturity date. The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.

(4)	The total return at maturity on the underlying stock assumes a 1.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	Payment will consist, in part, of shares of the underlying stock valued as of the maturity date.
(7)

If a trigger event occurs, the total return on the Notes at maturity will only be positive in the event that the market price of the underlying stock on the maturity date is substantially greater than the final price of such underlying stock on the final valuation date. Such an increase in price is not likely to occur.

FWP-9

Information about the Underlying Stocks

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2004, 2005, 2006, 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Suncor Energy Inc.

According to publicly available information, Suncor Energy Inc. (the “Company”) is an integrated energy company, with corporate headquarters in Calgary, Alberta, Canada. The Company is strategically focused on developing one of the world’s largest petroleum resource basins—Canada’s Athabasca oil sands. In addition, the Company explores for, acquires, develops, produces and markets crude oil and natural gas in Canada and internationally, and the Company transports and refines crude oil and market petroleum and petrochemical products primarily in Canada. Periodically, the Company also markets third-party petroleum products. The Company also carries on energy trading activities focused principally on buying and selling futures contracts and other derivative instruments based on the commodities the Company produces.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12384. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SU”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on February 17, 2011 was $45.17. The actual initial price will be the closing price of the Company’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$14.18	$12.37	$13.68
4/1/2004	6/30/2004	$13.87	$11.81	$12.81
7/1/2004	9/30/2004	$16.28	$12.88	$16.01
10/1/2001	12/31/2004	$17.73	$15.85	$17.70
1/3/2005	3/31/2005	$20.26	$15.95	$20.11
4/1/2005	6/30/2005	$24.45	$17.88	$23.66
7/1/2005	9/30/2005	$30.90	$23.88	$30.27
10/3/2005	12/30/2005	$32.69	$24.83	$31.57
1/3/2006	3/31/2006	$40.38	$32.30	$38.51
4/3/2006	6/30/2006	$44.64	$33.93	$40.51
7/3/2006	9/29/2006	$42.69	$33.11	$36.03
10/2/2006	12/29/2006	$40.82	$32.97	$39.46
1/3/2007	3/30/2007	$38.54	$33.92	$38.18
4/2/2007	6/29/2007	$46.12	$38.29	$44.96
7/2/2007	9/28/2007	$49.73	$42.20	$47.41
10/1/2007	12/31/2007	$56.73	$46.19	$54.37
1/2/2008	3/31/2008	$56.47	$41.89	$48.18
4/1/2008	6/30/2008	$72.95	$48.17	$58.12
7/1/2008	9/30/2008	$61.19	$39.94	$42.14
10/1/2008	12/31/2008	$38.53	$14.66	$19.50
1/2/2009	3/31/2009	$26.98	$17.00	$22.21
4/1/2009	6/30/2009	$36.57	$22.54	$30.34
7/1/2009	9/30/2009	$37.03	$26.07	$34.56
10/1/2009	12/11/2009	$39.28	$32.66	$35.31
1/4/2010	3/31/2010	$38.01	$28.82	$32.54
4/1/2010	6/30/2010	$35.30	$28.51	$29.44
7/1/2010	9/30/2010	$33.97	$29.17	$32.55
10/1/2010	12/31/2010	$38.29	$31.64	$38.29
1/3/2011	2/17/2011*	$45.17	$37.04	$45.17

*	As of the date of this free writing prospectus information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 17, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2011.

FWP-10

The graph below illustrates the performance of the Company’s common stock from January 3, 2005 through February 17, 2011, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on February 17, 2011. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-11

McDermott International, Inc.

According to publicly available information, McDermott International, Inc. (the “Company”) is a global engineering and construction company with specialty manufacturing and service capabilities. The Company provides a variety of products and services to customers in the energy and power industries, including utilities and other power generators, major and national oil companies, and the United States Government. While the Company provides a wide range of products and services, the Company’s business segments are heavily focused on major projects. At any given time, a relatively small number of projects can represent a significant part of the Company’s operations. The Company has operations in more than 20 countries and approximately 29,000 employees worldwide.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08430. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MDR”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on February 17, 2011 was $24.00. The actual initial price will be the closing price of the Company’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$2.15	$1.31	$1.44
4/1/2004	6/30/2004	$1.77	$1.20	$1.75
7/1/2004	9/30/2004	$2.13	$1.69	$2.03
10/1/2001	12/31/2004	$3.16	$2.07	$3.16
1/3/2005	3/31/2005	$3.49	$2.99	$3.26
4/1/2005	6/30/2005	$4.00	$3.18	$3.61
7/1/2005	9/30/2005	$6.42	$3.55	$6.30
10/3/2005	12/30/2005	$7.68	$5.53	$7.68
1/3/2006	3/31/2006	$9.58	$7.82	$9.37
4/3/2006	6/30/2006	$12.52	$9.34	$11.74
7/3/2006	9/29/2006	$13.13	$10.27	$10.79
10/2/2006	12/29/2006	$13.73	$10.08	$13.13
1/3/2007	3/30/2007	$13.47	$11.60	$12.64
4/2/2007	6/29/2007	$21.68	$12.42	$21.45
7/2/2007	9/28/2007	$28.25	$18.84	$27.91
10/1/2007	12/31/2007	$31.90	$24.22	$30.47
1/2/2008	3/31/2008	$32.06	$21.81	$28.30
4/1/2008	6/30/2008	$34.23	$26.80	$31.95
7/1/2008	9/30/2008	$32.30	$12.37	$13.19
10/1/2008	12/31/2008	$12.85	$3.16	$5.10
1/2/2009	3/31/2009	$7.69	$5.09	$6.91
4/1/2009	6/30/2009	$12.41	$7.23	$10.48
7/1/2009	9/30/2009	$14.18	$8.59	$13.04
10/1/2009	12/11/2009	$13.46	$10.66	$12.39
1/4/2010	3/31/2010	$13.90	$11.36	$13.90
4/1/2010	6/30/2010	$14.86	$10.57	$11.18
7/1/2010	9/30/2010	$14.78	$10.90	$14.78
10/1/2010	12/31/2010	$20.69	$14.30	$20.69
1/3/2011	2/17/2011*	$24.00	$19.42	$24.00

*	As of the date of this free writing prospectus information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 17, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2011.

FWP-12

The graph below illustrates the performance of the Company’s common stock from January 3, 2005 through February 17, 2011, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on February 17, 2011. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-13

Yanzhou Coal Mining Company Limited

According to publicly available information, Yanzhou Coal Mining Company Limited (the “Company”) is a coal producer in China with mining operations in Australia. The Company primarily engages in the mining, preparation and sale of coal as well as the railway transportation of coal. In recent years, the Company has expanded its operations to include the production of coal chemicals and generation of electricity and heat.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14714. The Company’s American depositary shares are listed on the New York Stock Exchange under the ticker symbol “YZC”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s American depositary shares, based on daily closing prices on the primary exchange for the Company’s American depositary shares, as reported by Bloomberg. The Company’s closing price on February 17, 2011 was $30.09. The actual initial price will be the closing price of the Company’s American depositary shares on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$7.56	$5.29	$6.94
4/1/2004	6/30/2004	$7.80	$4.35	$6.77
7/1/2004	9/30/2004	$8.21	$6.39	$8.21
10/1/2001	12/31/2004	$9.88	$7.66	$8.91
1/3/2005	3/31/2005	$9.87	$8.26	$8.55
4/1/2005	6/30/2005	$8.86	$7.64	$7.88
7/1/2005	9/30/2005	$8.90	$7.23	$8.00
10/3/2005	12/30/2005	$8.10	$6.22	$6.42
1/3/2006	3/31/2006	$8.75	$6.59	$8.75
4/3/2006	6/30/2006	$9.59	$5.94	$7.38
7/3/2006	9/29/2006	$7.60	$6.55	$6.82
10/2/2006	12/29/2006	$8.45	$6.64	$8.11
1/3/2007	3/30/2007	$10.60	$8.30	$9.62
4/2/2007	6/29/2007	$15.21	$9.84	$15.21
7/2/2007	9/28/2007	$21.62	$13.65	$20.44
10/1/2007	12/31/2007	$23.14	$15.81	$19.41
1/2/2008	3/31/2008	$21.09	$12.16	$14.21
4/1/2008	6/30/2008	$22.35	$14.65	$18.60
7/1/2008	9/30/2008	$20.24	$10.50	$10.50
10/1/2008	12/31/2008	$10.40	$4.07	$7.52
1/2/2009	3/31/2009	$8.84	$5.15	$7.17
4/1/2009	6/30/2009	$14.85	$7.76	$13.76
7/1/2009	9/30/2009	$16.74	$12.23	$14.42
10/1/2009	12/11/2009	$21.99	$13.80	$21.83
1/4/2010	3/31/2010	$25.53	$18.74	$24.10
4/1/2010	6/30/2010	$27.85	$18.74	$19.15
7/1/2010	9/30/2010	$24.37	$18.72	$24.37
10/1/2010	12/31/2010	$31.99	$24.95	$30.60
1/3/2011	2/17/2011*	$33.07	$28.14	$30.09

*	As of the date of this free writing prospectus information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 17, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2011.

FWP-14

The graph below illustrates the performance of the Company’s American depositary shares from January 3, 2005 through February 17, 2011, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 80% of the closing price on February 17, 2011. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 80% of the closing price of the Company’s American depositary shares on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-15

Freeport-McMoRan Copper & Gold Inc.

According to publicly available information, Freeport-McMoRan Copper & Gold Inc. (the “Company”), is an international mining company with headquarters in Phoenix, Arizona. The Company is engaged in the business of copper, gold and molybdenum mining and production. As a mining company, the Company’s principal assets are its reserves. The Company’s mining revenues for 2009 include sales of copper (approximately 75 percent), gold (approximately 17 percent) and molybdenum (approximately five percent). The Company’s currently has six operating copper mines in North America, four in South America, the Grasberg minerals district in Indonesia and the Tenke Fungurume minerals district in the Democratic Republic of Congo. The Company also has one operating primary molybdenum mine in North America.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “FCX”.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Company’s common stock, based on daily closing prices on the primary exchange for the Company’s common stock, as reported by Bloomberg. The Company’s closing price on February 17, 2011 was $55.24. The actual initial price will be the closing price of the Company’s common stock on the trade date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2004	3/31/2004	$22.23	$17.93	$19.55
4/1/2004	6/30/2004	$19.85	$14.20	$16.58
7/1/2004	9/30/2004	$20.98	$15.82	$20.25
10/1/2001	12/31/2004	$21.00	$17.45	$19.12
1/3/2005	3/31/2005	$21.87	$17.64	$19.81
4/1/2005	6/30/2005	$20.01	$16.03	$18.72
7/1/2005	9/30/2005	$24.49	$18.97	$24.30
10/3/2005	12/30/2005	$27.68	$22.51	$26.90
1/3/2006	3/31/2006	$32.16	$24.18	$29.89
4/3/2006	6/30/2006	$36.05	$21.88	$27.71
7/3/2006	9/29/2006	$30.80	$25.25	$26.63
10/2/2006	12/29/2006	$31.44	$24.52	$27.87
1/3/2007	3/30/2007	$33.10	$25.25	$33.10
4/2/2007	6/29/2007	$42.21	$33.37	$41.41
7/2/2007	9/28/2007	$54.34	$36.54	$52.45
10/1/2007	12/31/2007	$58.93	$44.64	$51.22
1/2/2008	3/31/2008	$53.29	$38.58	$48.11
4/1/2008	6/30/2008	$62.93	$48.82	$58.60
7/1/2008	9/30/2008	$57.78	$26.61	$28.43
10/1/2008	12/31/2008	$26.48	$8.40	$12.22
1/2/2009	3/31/2009	$21.53	$11.07	$19.06
4/1/2009	6/30/2009	$30.21	$19.14	$25.06
7/1/2009	9/30/2009	$36.58	$22.50	$34.31
10/1/2009	12/11/2009	$43.66	$32.70	$40.15
1/4/2010	3/31/2010	$44.05	$33.35	$41.77
4/1/2010	6/30/2010	$43.67	$29.33	$29.57
7/1/2010	9/30/2010	$43.52	$29.09	$42.70
10/1/2010	12/31/2010	$60.05	$43.62	$60.05
1/3/2011	2/17/2011*	$60.92	$53.09	$55.24

*	As of the date of this free writing prospectus information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 17, 2011. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2011.

FWP-16

The graph below illustrates the performance of the Company’s common stock from January 3, 2005 through February 17, 2011, based on information from Bloomberg. The dotted line represents the hypothetical trigger price, equal to 75% of the closing price on February 17, 2011. The actual trigger price applicable to the Notes will be determined on the trade date and will equal 75% of the closing price of the Company’s common stock on the trade date. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-17

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-18